Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

OS Therapies Incorporated

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	4,373,043	$2.06	$9,008,469.00	0.0001531	$1,380.00

Total Offering Amounts:							$9,008,469.00		1,380.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,380.00

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.001 per share (“Common Stock”), of OS Therapies Incorporated (the “Registrant”) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable as a result of stock splits, stock dividends, or other distribution, recapitalization or similar events.

The offering price estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on September 26, 2025, as reported on NYSE American.

The amount registered represents (i) 3,373,043 shares of Common Stock issuable upon the exercise of outstanding warrants to be offered for resale from time to time by certain of the selling stockholders named in the prospectus that forms a part of the registration statement to which this exhibit is attached (the “Selling Stockholders”) and (ii) 1,000,000 shares of Common Stock to accommodate tax and estate planning of a certain Selling Stockholder.